Exhibit 99.4

July 26, 2018

Except where the context otherwise suggests, as used herein, (i) “MVW” refers to Marriott Vacations Worldwide Corporation, a Delaware corporation and the parent company of the Marriott Ownership Resorts, Inc. (the “Issuer”), and its subsidiaries, (ii) “ILG” refers to ILG, Inc., a Delaware corporation and the parent company of Interval Acquisition Corp. (“IAC”), and its subsidiaries; (iii) “Combined Company” refers to MVW and its subsidiaries, following completion of the Combination Transactions (as defined below); (iv) “we,” “our” and “us” refer to MVW, ILG or the Combined Company, as the context requires.

On April 30, 2018, Marriott Vacations Worldwide Corporation entered into that certain Agreement and Plan of Merger, dated as of April 30, 2018, by and among Marriott Vacations Worldwide Corporation, ILG, Inc., Ignite Holdco, Inc., Ignite Holdco Subsidiary, Inc., Volt Merger Sub, Inc. and Volt Merger Sub, LLC, as it may be amended, restated or otherwise modified (the “Merger Agreement”), pursuant to which MVW agreed to acquire ILG through a series of business combinations (the “Combination Transactions”).

The below “Unaudited Pro Forma Combined Financial Statements” were included in the Offering Memorandum and Consent Solicitation Statement dated July 26, 2018.

Unaudited Pro Forma Combined Financial Statements

On April 30, 2018, MVW and ILG entered into the Merger Agreement, under which MVW will combine with ILG through the Combination Transactions. After the completion of the Combination Transactions, ILG will be an indirect wholly-owned subsidiary of MVW.

The following unaudited pro forma combined financial statements present the combination of the historical financial statements of MVW and ILG, adjusted to give effect to the Combination Transactions.

These unaudited pro forma combined financial statements give effect to the proposed Combination Transactions. Specifically, MVW presents the pro forma combined balance sheet as if the Combination Transactions had occurred on March 31, 2018. MVW presents the pro forma combined statements of income for each of the three months ended March 31, 2018 and March 31, 2017 and the fiscal year ended December 31, 2017 as if the Combination Transactions had occurred on December 31, 2016, the beginning of the earliest period presented.

The unaudited pro forma combined financial statements were prepared using purchase accounting with MVW considered the acquirer of ILG. Under purchase accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The unaudited pro forma purchase price allocation was based on a preliminary estimate of the fair values of the tangible and intangible assets and liabilities of ILG. Following the effective date of the Combination Transactions, MVW expects to complete the purchase price allocation after considering the fair value of ILG’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. Accordingly, the unaudited pro forma purchase price allocations are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The final purchase price allocation may be different than that reflected in the unaudited pro forma purchase price allocation presented herein, and this difference may be material.

In order to make these unaudited pro forma combined financial statements easier to read, MVW refers to unaudited pro forma combined financial statements, associated adjustments and related information as the “pro forma financial statements” throughout this offering memorandum and consent solicitation statement. All such statements and information are unaudited and combined, except where such information by its presentation or context applies only to MVW or ILG.

The pro forma financial statements do not reflect the realization of any expected cost savings or other synergies from the acquisition of ILG as a result of restructuring activities and other cost savings initiatives. MVW currently estimates that synergies and planned restructuring activities will result in annual combined cost savings of at least $75 million within two years following the consummation of the Combination Transactions, which are not reflected in the pro forma financial statements. Although MVW believes such cost savings and other synergies will be realized following the business combination, there can be no assurance that these cost savings or any other synergies will be achieved in full or at all. In addition, the pro forma financial statements do not reflect the planned restructuring charges associated with these cost savings, which are expected to be expensed in MVW’s statement of income. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the Combined Company when the Combination Transactions are completed.

The unaudited pro forma adjustments are based upon currently available information, estimates and assumptions that MVW’s management believes are reasonable as of the date hereof. The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages, which should be read together with the pro forma financial statements. Additionally, MVW is still in the process of identifying and evaluating any accounting policy differences that would require conformity of policy and any pro forma adjustments needed to reflect the same.

The pro forma financial statements are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations or financial position that the combined MVW and ILG business would have reported had the Combination Transactions been completed as of the dates set forth in the pro forma financial statements and should not be taken as being indicative of future combined results of operations or financial position. The actual results may differ significantly from those reflected in the pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma financial statements and actual amounts. As a result, the pro forma financial statements do not purport to be indicative of what the financial condition or results of operations would have been had the Combination Transactions been completed on the applicable dates of the unaudited pro forma financial statements. They also may not be useful in predicting the future financial condition and results of operations of the Combined Company.

The pro forma financial statements are based on, and should be read together with, the separate historical consolidated financial statements and accompanying notes of MVW and ILG for the applicable periods, which are incorporated by reference in this offering memorandum and consent solicitation statement:

•	MVW consolidated financial statements as of and for (1) the year ended December 31, 2017 in its Current Report on Form 8-K dated June 5, 2018 and (2) each of the three months ended March 31, 2018 and March 31, 2017 in its Quarterly Report on Form 10-Q filed with the SEC on May 4, 2018; and

•	ILG consolidated financial statements as of and for (1) the year ended December 31, 2017 in its Current Report on Form 8-K dated June 5, 2018 and (2) each of the three months ended March 31, 2018 and March 31, 2017 in its Quarterly Report on Form 10-Q filed with the SEC on May 4, 2018.

Rounding

Calculated values were determined using whole numbers.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of March 31, 2018

(In millions)

	Historical		Pro forma adjustments		Pro forma combined
	MVW	ILG (a)
ASSETS
Cash and cash equivalents	$324	$158	$(292	) (b)	$190
Restricted cash	61	256			317
Accounts receivable, net	63	125	(15	) (c)	173
Vacation ownership notes receivable, net	1,133	733	48	(d)	1,914
Inventory	727	557	44	(e)	1,328
Investments in unconsolidated entities	—	54			54
Property and equipment	251	621	6	(f)	878
Goodwill	—	565	2,178	(g)	2,743
Intangible assets, net	—	438	422	(h)	860
Other	201	263	(22	) (i)	442

TOTAL ASSETS	$2,760	$3,770	$2,369		$8,899

LIABILITIES AND EQUITY
Accounts payable	$80	$54	$(3	) (c)	$131
Advance deposits	97	91			188
Accrued liabilities	122	158	(9	) (c)	271
Deferred revenue	114	308	(9	) (j)	413
Payroll and benefits liability	81	68			149
Deferred compensation liability	79	13			92
Debt, net	1,012	1,093	7	(k)	3,761
			1,649 (l)
Other	12	106	(3	) (c)	115
Deferred taxes	97	140	56	(m)	293

TOTAL LIABILITIES	1,694	2,031	1,688		5,413

Redeemable non-controlling interest	—	1			1
Contingencies and Commitments
Preferred stock	—	—			—
Common stock	—	1	(1	) (g)	—
			— (n)
Treasury stock	(696)	(164)	164	(g)	(696)
Additional paid-in capital	1,184	1,277	(1,277	) (g)	3,655
			2,435 (n)
			36 (o)
Accumulated other comprehensive income	23	(26)	26	(g)	23
Retained earnings	555	610	(610	) (g)	463
			(2) (l)
			(103) (p)
			13	(m)

TOTAL EQUITY BEFORE NON-CONTROLLING INTERESTS	1,066	1,698	681		3,445

Non-controlling interests	—	40			40
TOTAL EQUITY	1,066	1,738	681		3,485

TOTAL LIABILITIES AND EQUITY	$2,760	$3,770	$2,369		$8,899

Notes to Unaudited Pro Forma Combined Balance Sheet

(a)	Certain reclassification adjustments have been made to the historical presentation of ILG financial information in order to conform to a combined unclassified MVW balance sheet. In order to prepare the pro forma financial statements, MVW performed a preliminary review of ILG’s accounting policies to identify significant differences. After the Combination Transactions are completed, MVW will conduct an additional review of ILG’s accounting policies to determine if differences in accounting policies require further adjustment or reclassification of ILG’s results of operations, assets or liabilities to conform to MVW’s accounting policies and classifications. As a result of that review, MVW may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial statements.

	At March 31, 2018
($ in millions)	ILG	Reclassification adjustments	ILG conformed to MVW’s presentation
Restricted cash and cash equivalents — current	$252	$(252)	$—
Restricted cash and cash equivalents — non-current	4	(4)	—
Restricted cash	—	256	256

	$256	$—	$256

Vacation ownership mortgages receivable, net — current	$82	$(82)	$—
Vacation ownership mortgages receivable, net — non-current	651	(651)	—
Vacation ownership notes receivable, net	—	733	733

	$733	$—	$733

Vacation ownership inventory — current	$497	$(497)	$—
Vacation ownership inventory — non-current	60	(60)	—
Inventory	—	557	557

	$557	$—	$557

Prepaid income taxes	$39	$(39)	$—
Prepaid expenses	105	(105)	—
Other current assets	33	(33)	—
Other non-current assets	86	(86)	—
Other	—	263	263

	At March 31, 2018
($ in millions)	ILG	Reclassification adjustments	ILG conformed to MVW’s presentation
	$263	$—	$263

Accrued expenses and other current liabilities	$91	$(91)	$—
Advance deposits	—	91	91

	$91	$—	$91

Income taxes payable, non-current	$2	$(2)	$—
Accounts payable	—	2	2

	$2	$—	$2

Other long-term liabilities	$13	$(13)	$—
Deferred compensation liability	—	13	13

	$13	$—	$13

Current portion of securitized debt from VIEs	$135	$(135)	$—
Securitized debt from VIEs — non-current	395	(395)	—
Debt, net	—	530	530

	$530	$—	$530

Deferred revenue — current	$224	$(224)	$—
Deferred revenue — non-current	84	(84)	—
Deferred revenue	—	308	308

	$308	$—	$308

(b)	Represents net use of cash as part of consummating the Combination Transactions.

(c)	To reflect the elimination of intercompany balances between MVW and ILG.

(d)	To reflect the estimated purchase accounting adjustment to ILG’s vacation ownership notes receivable remeasured at fair value. Fair value was determined using an income approach based on the expected future performance of the respective vacation ownership notes receivable portfolio.

(e)	To reflect the estimated purchase accounting adjustment to ILG’s vacation ownership inventory remeasured at fair value. Fair value was determined using an income approach based on expected proceeds from sales of vacation ownership inventory, less costs to sell and a normal profit margin on these sales.

(f)	To reflect the estimated purchase accounting adjustment to property and equipment owned by ILG. Fair value was based on most recent available independent appraisals. Refer to note (g) to the “Notes to Unaudited Pro Forma Combined Statement of Income” for additional details regarding the pro forma adjustments related to remeasuring these items to fair value.

(g)	To reflect adjustments to remove ILG’s historical goodwill and stockholders’ equity, and to recognize goodwill generated by the Combination Transactions.

Under purchase accounting, the total estimated purchase consideration and non-controlling interests will be allocated to ILG’s tangible and intangible assets and liabilities based on final determinations of fair value as of the date the Combination Transactions are completed. The purchase price will be computed using the value of MVW common stock and the number of outstanding shares of ILG common stock and equity-based awards on the closing date of the Combination Transactions. Therefore the actual purchase price and resulting goodwill will fluctuate with the market price of MVW common stock and the number of outstanding shares of ILG common stock and equity-based awards until the Combination Transactions are consummated. As a result, the final purchase price and goodwill could differ significantly from the current estimate, which could materially impact the pro forma financial statements.

Total purchase consideration noted in the table below was determined based on the issuance of approximately 20.5 million shares of MVW common stock using a stock price of $118.63, the closing price as of July 9, 2018. At this stock price, the allocation of total estimated purchase consideration results in goodwill of $2.7 billion, as detailed in table below. As a measure of sensitivity on total purchase consideration, a change of $10 to the stock price used would change the total purchase consideration by approximately $207 million. As a reference, MVW’s stock price volatility over the period between January 1, 2018 and July 9, 2018 has ranged from a high of $154.14 to a low of $107.17.

The preliminary estimated allocation of the purchase consideration and non-controlling interests, on a pro forma basis, as if the Combination Transactions closed on March 31, 2018 is as follows. The preliminary estimated allocation will be subject to further refinement and may result in material changes. These changes will primarily relate to the allocation of consideration transferred and the fair value assigned to all tangible and intangible assets and liabilities acquired and identified.

(in millions, except per share data)
Equivalent shares of MVW common stock to be issued	20.5
MVW common stock price as of July 9, 2018	$118.63

Estimated stock consideration to be transferred	2,436
Cash consideration to ILG stockholders	1,835
Fair value of MVW equity-based awards issued in exchange for vested ILG equity-based awards (see note (o))	36

Estimate of consideration expected to be transferred	4,307
Redeemable non-controlling interest(1)	1
Non-controlling interests(1)	40

Estimate of total value to allocate	$4,348
ILG’s book value of net assets before non-controlling interests	(1,698)
Redeemable non-controlling interest(1)	(1)
Non-controlling interests(1)	(40)
Adjustments to historical net book values:
Vacation ownership notes receivable (see note (d))	(48)
Inventory (see note (e))	(44)
Property and equipment (see note (f))	(6)
Intangible assets (see note (h))	(422)
Other assets (see note (i))	22
Deferred revenue (see note (j))	(9)
Debt (see note (k))	7
Deferred taxes (see note (m))	69
Reversal of historical ILG goodwill	565

Goodwill	$2,743

(1)	Represents non-controlling interests remaining in ILG. These non-controlling interests include the CLC World Resorts & Hotels interest in VRI Europe (“VRI Europe”) (a fully consolidated joint venture resort management company of which ILG purchased 75.5% of the shares in connection with the VRI Europe transaction on November 4, 2013), the non-controlling interests held in ILG’s fully consolidated joint venture entity acquired as part of the acquisition of the vacation ownership business of Hyatt Corporation on October 1, 2014, and the portion of ILG’s consolidated homeowners’ associations related to individual or third-party vacation ownership product owners. For the purposes of these pro forma financial statements, the book value of the non-controlling interests was used for the purchase price allocation, which is preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed.

(h)	To reflect adjustments to ILG’s historical intangible assets, and to recognize the amount of the total estimated purchase consideration allocated to intangible assets with definite-lives and indefinite-lives, consisting of ILG’s member relationships, management contracts, and trade names and trademarks. Refer to note (i) to the “Notes to Unaudited Pro Forma Combined Statement of Income” for additional details regarding the pro forma adjustments related to these intangible assets.

(i)	In its adoption of ASC 606, MVW elected to apply the practical expedient permitted under the standard to expense costs rather than capitalize costs to obtain a contract as incurred whereas ILG elected to capitalize these costs. As MVW has an accounting policy to expense these costs as incurred, this pro forma adjustment reflects the elimination of the assets recorded by ILG related to these capitalized costs and the associated amortization during the respective periods and recognizes an estimate of costs during the respective periods that would have been expensed in order to conform ILG’s accounting policy to that of MVW.

(j)	To reflect the estimated purchase accounting adjustment to ILG’s deferred revenue balances. Purchase accounting requires that the acquiring entity should recognize deferred revenue of the acquired company only if it relates to a legal performance obligation assumed by the acquiring entity. Consequently, ILG’s pre-Combination Transactions deferred revenue as of the Combination Transactions date for which there is no remaining legal performance obligation post-Combination Transactions is eliminated in purchase accounting. The actual amount of the purchase accounting adjustment will be based on the deferred revenue balances at the close of the Combination Transactions.

(k)	To reflect the estimated purchase accounting adjustments related to the existing ILG debt re-measured at fair value.

(l)	Represents assumptions related to net changes to borrowings for purposes of funding the Combination Transactions. The Exchange Notes are expected to have substantially the same terms as the Existing IAC Notes exchanged and will be reflected in the pro forma combined balance sheet at estimated fair value as indicated in note (k). The actual amount drawn under the New Credit Facilities will be based on the cash balances available on the closing date of the Combination Transactions. Cash balances on the closing date of the Combination Transactions are expected to be higher than those as of March 31, 2018 as a result of the MVW Securitization completed subsequent to the balance sheet date. Approximately $327 million of vacation ownership notes receivable were purchased by the 2018-1 Trust on June 28, 2018. On July 26, 2018, the 2018-1 Trust purchased an additional $55 million of vacation ownership notes receivable. MVW expects the remaining notes receivable to be purchased by the 2018-1 Trust prior to September 30, 2018. As of July 26, 2018, the 2018-1 Trust held $51 million of the proceeds from the MVW Securitization, which will be released to MVW as the remaining vacation ownership notes receivable are purchased or, if not used for that purpose, returned to the investors. See “Description of Other Indebtedness—Existing MVW Debt—MVW Securitization.”

($ in millions)	Term	At March 31, 2018
Senior secured term loan — variable rate	7 years	$900
Senior unsecured financing — fixed rate	8 years	750
Revolving credit facility — variable rate	5 years	254

Total amount issued or drawn as of March 31, 2018		1,904
Debt issuance costs and discounts		(37)
Repayment of outstanding ILG credit facility		(220)
Write off of historical debt issuance costs and discounts		2

		$1,649

(m)	Represents deferred income tax adjustments recorded at an estimated statutory blended rate of 24.0% to reflect the differences in the carrying values of the acquired assets and the assumed liabilities, excluding goodwill, for financial reporting purposes and the cost basis for income tax purposes, which will be carried over as part of the Combination Transactions. Deferred taxes relating to goodwill for prior ILG acquisitions have also been removed from the pro forma financial statements. Also includes tax adjustments related to transaction costs, a portion of which are capitalized and a portion of which are deductible, and other pro forma adjustments noted herein.

(n)	To reflect the approximately 20.5 million share issuance calculated and priced as of July 9, 2018, which was partially offset by certain other pro forma adjustments impacting Additional paid-in capital. The actual number of shares of MVW common stock that MVW will issue to ILG stockholders upon closing of the Combination Transactions will be based on the actual number of shares of ILG common stock outstanding when the Combination Transactions close, and the valuation of those shares will be based on the trading price of MVW common stock at that time.

(o)	To reflect stock compensation adjustments related to the issuance of MVW equity-based awards to replace ILG equity-based awards for pre-Combination Transactions services. Under acquisition accounting, the fair value of replacement awards attributable to pre-Combination Transactions services are to be included in the consideration transferred and treated as Additional paid-in capital.

(p)	To reflect the amounts related to transaction costs directly attributable to the Combination Transactions which are not presented on the historical balance sheet.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

THREE MONTHS ENDED MARCH 31, 2018

(In millions, except per share amounts)

	Historical						Pro forma combined
	MVW	ILG (a)	Pro forma adjustments
REVENUES
Sale of vacation ownership products	$175	$123	$				$298
Resort management and other services	70	151		(6)	(b	)	214
				(1)	(c	)
Financing	35	24		(4)	(d	)	55
Rental	75	119					194
Cost reimbursements	216	65					281

TOTAL REVENUES	571	482		(11)			1,042
EXPENSES
Cost of vacation ownership products	46	39		3	(e	)	88
Marketing and sales	107	78		(3)	(b	)	185
				3	(f	)
Resort management and other services	38	64		(3)	(b	)	99
				—	(f	)
Financing	4	4					8
Rental	56	72					128
General and administrative	29	74		—	(f	)	102
				—	(g	)
				(1)	(h	)
Consumer financing interest	7	4					11
Royalty fee	15	11					26
Amortization expense of intangibles	—	5		6	(i	)	11
Cost reimbursements	216	65					281

TOTAL EXPENSES	518	416		5			939
Gains and other income, net	1	—					1
Interest expense	(4)	(7)		(23)	(j	)	(34)
Other	(3)	6					3

EARNINGS BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	47	65		(39)			73
Provision for income taxes	(11)	(20)		9	(k	)	(22)

NET INCOME	36	45		(30)			51

Net income attributable to non-controlling interests	—	(2)					(2)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$36	$43		$(30)			$49

MARRIOTT VACATIONS WORLDWIDE CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

THREE MONTHS ENDED MARCH 31, 2017

(In millions, except per share amounts)

	Historical						Pro forma combined
	MVW	ILG (a)	Pro forma adjustments
REVENUES
Sale of vacation ownership products	$164	$105	$				$269
Resort management and other services	67	126		(5)	(b	)	188
Financing	32	21		(2)	(d	)	51
Rental	68	108					176
Cost reimbursements	197	84					281

TOTAL REVENUES	528	444		(7)			965
EXPENSES
Cost of vacation ownership products	44	25		3	(e	)	72
Marketing and sales	98	70		(3)	(b	)	165
				—	(f	)
Resort management and other services	37	35		(2)	(b	)	70
				—	(f	)
Financing	4	3					7
Rental	53	77					130
General and administrative	28	69		—	(f	)	96
				—	(g	)
				(1)	(h	)
Consumer financing interest	6	3					9
Royalty fee	16	10					26
Amortization expense of intangibles	—	5		6	(i	)	11
Cost reimbursements	197	84					281

TOTAL EXPENSES	483	381		3			867
Gains and other income, net	—	—					—
Interest expense	(1)	(5)		(25)	(j	)	(31)
Other	—	12					12

EARNINGS BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	44	70		(35)			79
Provision for income taxes	(16)	(25)		13	(k	)	(28)

NET INCOME	28	45		(22)			51

Net income attributable to non-controlling interests	—	(1)					(1)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$28	$44		$(22)			$50

MARRIOTT VACATIONS WORLDWIDE CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31, 2017

(In millions, except per share amounts)

	Historical						Pro forma combined
	MVW	ILG (a)	Pro forma adjustments
REVENUES
Sale of vacation ownership products	$757	$464	$				$1,221
Resort management and other services	279	501		(23)	(b	)	757
Financing	135	89		(10)	(d	)	214
Rental	262	391					653
Cost reimbursements	750	326					1,076

TOTAL REVENUES	2,183	1,771		(33)			3,921
EXPENSES
Cost of vacation ownership products	194	90		14	(e	)	298
Marketing and sales	395	293		(12)	(b	)	675
				(1)	(f	)
Resort management and other services	155	165		(10)	(b	)	310
				—	(f	)
Financing	18	17					35
Rental	223	295					518
General and administrative	110	285		—	(f	)	394
				—	(g	)
				(1)	(h	)
Litigation settlement	4	—					4
Consumer financing interest	25	12					37
Royalty fee	63	43					106
Amortization expense of intangibles	—	20		25	(i	)	45
Cost reimbursements	750	326					1,076

TOTAL EXPENSES	1,937	1,546		15			3,498
Gains and other income, net	6	—					6
Interest expense	(10)	(26)		(92)	(j	)	(128)
Other	(2)	4					2

EARNINGS BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	240	203		(140)			303
Provision for income taxes	(5)	(26)		53	(k	)	22

NET INCOME	235	177		(87)			325

Net income attributable to non-controlling interests	—	(3)					(3)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$235	$174		$(87)			$322

MARRIOTT VACATIONS WORLDWIDE CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

TWELVE MONTHS ENDED MARCH 31, 2018

(In millions, except per share amounts)

	Historical						Pro forma combined
	MVW	ILG (a)	Pro forma adjustments
REVENUES
Sale of vacation ownership products	$768	$482	$				$1,250
Resort management and other services	282	526		(24)	(b	)	783
				(1)	(c	)
Financing	138	92		(12)	(d	)	218
Rental	269	402					671
Cost reimbursements	769	307					1,076

TOTAL REVENUES	2,226	1,809		(37)			3,998
EXPENSES
Cost of vacation ownership products	196	104		14	(e	)	314
Marketing and sales	404	301		(12)	(b	)	695
				2	(f	)
Resort management and other services	156	194		(11)	(b	)	339
				—	(f	)
Financing	18	18					36
Rental	226	290					516
General and administrative	111	290		—	(f	)	400
				—	(g	)
				(1)	(h	)
Litigation settlement	4	—					4
Consumer financing interest	26	13					39
Royalty fee	62	44					106
Amortization expense of intangibles	—	20		25	(i	)	45
Cost reimbursements	769	307					1,076

TOTAL EXPENSES	1,972	1,581		17			3,570
Gains and other income, net	7	—					7
Interest expense	(13)	(28)		(90)	(j	)	(131)
Other	(5)	(2)					(7)

EARNINGS BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	243	198		(144)			297
Provision for income taxes	—	(21)		49	(k	)	28

NET INCOME	243	177		(95)			325

Net income attributable to non-controlling interests	—	(4)					(4)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$243	$173		$(95)			$321

Notes to Unaudited Pro Forma Combined Statements of Income

(a)	Certain presentation changes have been made to the historical presentation of ILG financial information in order to conform to a combined MVW presentation. In order to prepare the pro forma financial statements, MVW performed a preliminary review of ILG’s accounting policies to identify significant differences. After the Combination Transactions are completed, MVW will conduct an additional review of ILG’s accounting policies to determine if differences in accounting policies require further adjustment or reclassification of ILG’s results of operations, assets or liabilities to conform to MVW’s accounting policies and classifications. As a result of that review, MVW may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial statements.

	Three Months Ended March 31, 2018
($ in millions)	ILG	Reclassification adjustments	ILG conformed to MVW’s presentation
Service and membership related	$152	$(152)	$—
Rental and ancillary services	118	(118)	—
Resort management and other services	—	151	151
Rental	—	119	119

	$270	$—	$270

Cost of service and membership related sales	$64	$(64)	$—
Cost of sales of rental and ancillary services	72	(72)	—
Resort management and other services	—	64	64
Rental	—	72	72

	$136	$—	$136

Cost of consumer financing	$8	$(8)	$—
Financing	—	4	4
Consumer financing interest	—	4	4

	$8	$—	$8

Depreciation expense	$15	$(15)	$—
General and administrative	—	15	15

	$15	$—	$15

Equity in earnings from unconsolidated entities	$1	$(1)	$—
Other	—	1	1

	$1	$—	$1

	Three Months Ended March 31, 2017
($ in millions)	ILG	Reclassification adjustments	ILG conformed to MVW’s presentation
Service and membership related	$127	$(127)	$—
Rental and ancillary services	107	(107)	—
Resort management and other services	—	126	126
Rental	—	108	108

	$234	$—	$234

Cost of service and membership related sales	$35	$(35)	$—
Cost of sales of rental and ancillary services	77	(77)	—
Resort management and other services	—	35	35
Rental	—	77	77

	$112	$—	$112

Cost of consumer financing	$6	$(6)	$—
Financing	—	3	3
Consumer financing interest	—	3	3

	$6	$—	$6

Depreciation expense	$15	$(15)	$—
General and administrative	—	15	15

	$15	$—	$15

Equity in earnings from unconsolidated entities	$2	$(2)	$—
Other	—	2	2

	$2	$—	$2

	Year Ended December 31, 2017
($ in millions)	ILG	Reclassification adjustments	ILG conformed to MVW’s presentation
Service and membership related	$506	$(506)	$—
Rental and ancillary services	386	(386)	—
Resort management and other services	—	501	501
Rental	—	391	391

	$892	$—	$892

Cost of service and membership related sales	$165	$(165)	$—
Cost of sales of rental and ancillary services	295	(295)	—
Resort management and other services	—	165	165
Rental	—	295	295

	$460	$—	$460

Cost of consumer financing	$29	$(29)	$—
Financing	—	17	17
Consumer financing interest	—	12	12

	$29	$—	$29

Depreciation expense	$60	$(60)	$—
General and administrative	—	60	60

	$60	$—	$60

Interest income	$1	$(1)	$—
Gain on bargain purchase	2	(2)	—
Equity in earnings from unconsolidated entities	4	(4)	—
Other	—	7	7

	$7	$—	$7

	Twelve Months Ended March 31, 2018
($ in millions)	ILG	Reclassification adjustments	ILG conformed to MVW’s presentation
Service and membership related	$531	$(531)	$—
Rental and ancillary services	397	(397)	—
Resort management and other services	—	526	526
Rental	—	402	402

	$928	$—	$928

Cost of service and membership related sales	$194	$(194)	$—
Cost of sales of rental and ancillary services	290	(290)	—
Resort management and other services	—	194	194
Rental	—	290	290

	$484	$—	$484

Cost of consumer financing	$31	$(31)	$—
Financing	—	18	18
Consumer financing interest	—	13	13

	$31	$—	$31

Depreciation expense	$60	$(60)	$—
General and administrative	—	60	60

	$60	$—	$60

Interest income	$1	$(1)	$—
Gain on bargain purchase	2	(2)	—
Equity in earnings from unconsolidated entities	3	(3)	—
Other	—	6	6

	$6	$—	$6

(b)	To reflect the elimination of intercompany revenue and expenses between MVW and ILG.

(c)	To record decreases in amortized deferred revenue related to the decreases in fair value of ILG’s deferred revenue based on the purchase price allocation. Refer to note (j) to the “Notes to Unaudited Pro Forma Combined Balance Sheet” for additional details regarding the pro forma adjustments related to deferred revenue.

(d)	To reflect an adjustment to financing revenue to convert interest income recognition from acquired vacation ownership notes receivable to approximate the level-yield method pursuant to Accounting Standards Codification 310-30, Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality. The level-yield method requires MVW to recognize as interest income the excess of the cash flows expected to be collected on the acquired vacation ownership notes receivable portfolio over the fair value of the portfolio.

(e)	To reflect the impact to cost of sales attributable to the purchase price adjustment remeasuring vacation ownership inventory to fair value, which has a recurring impact post-close of the Combination Transactions.

(f)	In its adoption of ASC 606, MVW elected to apply the practical expedient permitted under the standard to expense costs rather than capitalize costs to obtain a contract as incurred and ILG elected to capitalize these costs. As MVW has an accounting policy to expense these costs as incurred, this pro forma adjustment reflects the elimination of the assets recorded by ILG related to these capitalized costs and the associated amortization during the respective periods and recognizes an estimate of costs during the respective periods that would have been expensed in order to conform ILG’s accounting policy to that of MVW.

(g)	To reflect a preliminary pro forma adjustment to recognize changes to straight-line depreciation expense resulting from the fair value adjustments to acquired property and equipment. The pro forma adjustments for depreciation expense are based on the preliminary purchase price allocation which is subject to further adjustments as additional information becomes available and as additional analyses are performed.

(h)	To reflect the elimination of non-recurring transaction-related expenses incurred by MVW or ILG directly associated with the Combination Transactions.

(i)	To reflect a preliminary pro forma adjustment to recognize incremental straight-line amortization expense resulting from the allocation of purchase consideration to definite-lived intangible assets subject to amortization. The pro forma adjustments for amortization expense are as follows:

\(in millions)	Fair Value	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017	Twelve Months Ended March 31, 2018	Weighted average useful life (years)
Member relationships	$524	$9	$9	$35	$35	15
Management contracts	$216	2	2	10	10	22

		11	11	45	45
Previously recorded amortization expense of intangibles		(5)	(5)	(20)	(20)

		$6	$6	$25	$25

(j)	Pro forma interest expense includes estimates for the fixed and variable rate debt MVW intends to issue to fund the Combination Transactions, including the impact of changes to amortization of debt issuance costs, discounts and purchase accounting adjustments. The pro forma interest expense associated with newly issued debt is based on a weighted average interest rate of 5.4%. The actual interest rate will be based on market and other conditions. For each 1/8% (12.5 basis points) change in the estimated weighted average interest rate for the new variable rate senior secured term loan, the new fixed rate senior unsecured financing and the new variable rate credit facility, interest expense would increase or decrease by approximately $2 million per year.

(in millions)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017	Twelve Months Ended March 31, 2018
Interest expense on new debt	$25	$27	$99	$97
Amortization of debt issuance costs	1	1	5	5
Less: historical interest expense on ILG credit facility	(2)	(2)	(9)	(9)
Less: historical amortization of debt issuance costs	(1)	(1)	(3)	(3)
Amortization of change in fair value of acquired debt	0	0	0	0

	$23	$25	$92	$90

(k)	To reflect the pro forma tax effect of the adjustments herein at an estimated statutory blended rate of 24.0% for the quarter ended March 31, 2018, 37.5% for the quarter ended March 31, 2017, 37.5% for the year ended December 31, 2017, and 33.8% for the twelve months ended March 31, 2018. The 2017 historical income statement includes the estimated impacts of the Tax Cuts and Jobs Act, which have not been reflected in the pro forma financial statements. For the purposes of these pro forma financial statements, MVW has not made adjustments related to the remeasurement of the deferred tax assets and liabilities due to the reduction the corporate tax rate from 35% to 21%, and the transition tax on un-repatriated earnings of foreign subsidiaries with respect to the Combined Company since these are non-recurring items and not directly attributable to the Combination Transactions.